Exhibit 23.4
[CURTIS BLAKELY & CO., PC LETTERHEAD]

CURTIS R. BLAKELY, CPA	2403 JUDSON ROAD, LONGVIEW, TEXAS 75605
ROSE M. BLAKELY, CPA	Mail to:
DIRK D. COLEMAN, CPA	P.O. BOX 5486, LONGVIEW, TEXAS 75608
BLAKE W. LACKEY, CPA	—————
ROGER D. HOHLT, CPA	(903) 758-0734
DEBBIE A. BROYLES, CPA	FAX (903) 758-0756
DARRELL R. SPENCE, CPA/ABV	E-MAIL mail@cbandco.com
CHARLES A. ALBERT, CPA
Consent of Curtis Blakely & Co., PC
Certified Public Accountants

We hereby consent to the use in the S-4 Registration Statement of Allis-Chalmers Energy Inc. of our report dated March 16, 2005 relating to the financial statements of Capcoil Tubing Services as of December 31, 2003 and December 31, 2004 and the years ended December 31, 2003 and December 31, 2004.
We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Curtis Blakely & Co., PC

Curtis Blakely & Co., PC
Longview, Texas

September 28, 2006